As filed with the Securities and Exchange Commission on June 18 , 2008
Registration No. 333-148966

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

PRE-EFFECTIVE AMENDMENT NO. 1

ON FORM S-1

TO

FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

______________________________

       Imagine Media, Ltd.

(Name of small business issuer in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2721 (Primary Standard Industrial Classification Code Number)	26-0731818 (IRS Employer Identification Number)

Gregory A. Bloom
President, Chief Executive Officer, and Director

1155 Sherman Street, Suite 307

Denver, Colorado 80203

                      Office: (303) 813-1098
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Gregory A. Bloom
President, Chief Executive Officer, and Director

1155 Sherman Street, Suite 307

Denver, Colorado 80203

Office: (303) 813-1098

(Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado  80302
(303) 449-2100
(303) 449-1045 (fax)

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Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.00001 par value to be sold by the Company	992,650	$0.00003	$9.93	$100
TOTAL:	992,650	$0.00003	$9.93	$100

(1)  Consists of common stock of Imagine Media Holdings, Inc. ("Imagine Media Holdings") to be distributed by Imagine Media, Ltd., a Delaware corporation, to the holders of Imagine Media, Ltd. ("Imagine ") common stock on August 23, 2007 (the "Spin-off Record Date") to effect a spin-off of the Company's shares.  The Imagine shareholders will not be charged or assessed for the Imagine Media Holdings common stock, and Imagine Media Holdings will receive no consideration for the distribution of the foregoing shares in the Spin-off.  There currently exists no market for Imagine Media Holdings common stock.  Imagine Media Holdings has an accumulated capital deficit.  As a result, the registration fee has been calculated based on one-third (1/3) of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

IMAGINE MEDIA, LTD.

Cross-Reference Index

	Item No. and Heading In Form S -1 Registration Statement	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	*

5.	Determination of Offering Price	Front Cover Page

6.	Dilution	*

7.	Selling Security H olders	*

8.	Plan of Distribution	Plan of Distribution

9.	Description of Securities to be Registered	Description of Securities

10.	Interests of Named Experts and Counsel	Legal Matters; Experts

11.	Information with Respect to Registrant

The Company; Business – Overview; Business; Legal Matters; Description of Securities; Financial Statements; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Risk Factors; Certain Market Information; Management – Executive Compensation; Security Ownership of Management and Principal Stockholders; Certain Transactions

11A	Material Changes	*

12.	Incorporation of Certain Information by Reference	*

12A	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification for Securities Act Liabilities; Undertakings

13.	Other Expenses of Issuance and Distribution	Other Expenses of Issuance and Distribution

14.	Indemnification of Officers and Directors	Management - Indemnification for Securities Act Liabilities

15.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities

16.	Exhibits and Financial Statement Schedules	Exhibits and Financial Statements

17.	Undertakings	Undertakings
________________________ * Omitted from prospectus because Item is inapplicable or answer is in the negative

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The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2008

Prospectus

IMAGINE MEDIA, LTD.

Spin-Off of Imagine Media Ltd. by the Distribution of
992,650 Shares of Common Stock

            We are furnishing this Prospectus to the shareholders of Imagine Holding Corporation, a Nevada corporation (“Imagine Holding”).  Imagine Media, Ltd., a wholly-owned subsidiary of Imagine Holding, will distribute all of its outstanding common shares that it owns in a special distribution to the shareholders of Imagine Holding, pro rata, in the nature of a stock dividend distribution.

            Shareholders of Imagine Holding entitled to participate in the spin-off distribution will receive one (1) of our shares for every one (1) share of Imagine Holding which they owned as of the record date of the distribution, August 23, 2007.   Fractional shares will be rounded to the nearest whole.  These distributions will be made within ten (10) days of the date of this Prospectus.  We are bearing all costs incurred in connection with this distribution.

            Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market.  This distribution of our common shares is the first public distribution of our shares.  It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker.  Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.  You should read the "Risk Factors" beginning on Page  8.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008.

About this Prospectus

            You should rely only on the information contained in this prospectus. We have not, and Imagine has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We and Imagine believe that the information contained in this prospectus is accurate as of the date on the cover.  Changes may occur after that date; and we and Imagine may not update this information except as required by applicable law.

Prospectus Summary

           Please note that throughout this prospectus the words "we," "our," or "us" refers to Imagine Media, Ltd.  Imagine Holding Corporation is the parent of its wholly-owned subsidiary, Imagine Media, Ltd.  We will refer to the parent corporation separately as "Imagine Holding" or the "Company" and the subsidiary as "Imagine Media".

About Our Company

            Imagine Holding formed and organized Imagine Media on August 10, 2007 as part of its strategic plan to restructure its operations.  Specifically, Imagine Holding formed Imagine Media to be the new holding company for Imagine Holding’s historical operations, which includes Imagine Operations, Inc.  Imagine Operations, Inc. publishes and distributes Image Magazine, a monthly guide and entertainment source for the Denver, Colorado region.

Effective August 23, 200 7 , Imagine Holding transferred to us all of its shares of Imagine Holding, as well as other assets and liabilities of Imagine Holding (collectively the "Assets" and "Liabilities")  in exchange for distribution of 992,650 shares of our common stock in the nature of a spin-off of such shares to the shareholders of Imagine Holding, pro rata.  The common stock transferred to Imagine Holding is being held in trust for distribution to the Imagine Holding shareholders as of a Record Date of August 23, 2007.  The trustee of the spin-off trust is our President, Chief Executive Officer, Chief Financial Officer and Director Mr. Gregory A. Bloom.  Mr. Bloom, CEO and CFO of Imagine Holding, and other investors in Imagine Holding have agreed to pay for the expenses associated with the registration and distribution of our common stock to the Imagine Holding shareholders.

            Under the terms of the spin-off trust all of the Imagine Media spin-off shares have been transferred into trust until the registration statement is effective and the spin-off distribution is complete.  If the trustee determines that the spin-off cannot be completed for any reason, then the trustee has the authority to dispose of the spin-off shares in any commercially reasonable fashion and to distribute the proceeds derived from that disposition to the Imagine Holding shareholders, pro rata, in lieu of the distribution of our shares of common stock.

            The Assets and Liabilities received from Imagine Holding consisted primarily of Imagine Holding’s 60% equity interest in Imagine Operations, Inc.

            Our principal executive offices are currently located at 1155 Sherman Street, Suite 307, Denver, Colorado 80203.  Our telephone number is (303) 813-1098, and our internet website can be viewed at www.imagemag.com.  Reference to our website is for informational purposes only, and its content is not intended to be deemed included in this prospectus.

Questions And Answers About The Spin-Off

Q:	How Many Imagine Media, Ltd. Shares Will I Receive?

A:

Imagine Media will distribute to you one (1) share of its common stock for every one (1) share of Imagine Holding you owned on the record date.  No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Imagine Media Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Imagine Media, Ltd. Do After The Spin-Off?

A:	Imagine Media, Ltd. will operate as a holding company for Imagine Holding’s historical operations, which consists of a 60% equity interest in Imagine Operations, Inc.

Q:	Will Imagine Media’s Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market.  It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws.  This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that Imagine Holding Corporation would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock.  As we have issued stock to various persons and, as a result, Imagine Holding Corporation no longer owns at least 80% of our shares, we believe that the distribution will not qualify as a tax-free spin-off.  Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off.  A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your Imagine Holding Corporation shares.

Q:	What Do I Have To Do To Receive My Imagine Holding Shares?

A:

No action by you is required.  You do not need to pay any money or surrender your Imagine Holding common shares to receive Imagine Media common shares.  The number of Imagine Holding common shares you own will not change.  If your Imagine Holding common shares are held in a brokerage account, our common shares will be credited to that account.  If you own your Imagine Holding common shares in certificated form, certificates representing your Imagine Media common shares will be mailed to you.

Summary Financial Data

       The following summary financial data is derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2008 and 2007 and from our audited consolidated financial statements as of and for the years ended December 31, 2007 and 2006.   The summary financial data is incomplete and should be read in conjunction with the complete financial statements contained elsewhere in this prospectus.  Our historical operating information may not be indicative of our future operating results.

Statement of Operations Data:	Three Months Ended March 31	Three Months Ended March 31	Year Ended December 31	Year Ended December 31
	2008	2007	2007	2006

Total Revenues	$ 39,600	$ 49,500	$ 216,075	$ 195,683
Operating expenses	78,669	54,415	309,442	339,800
Net (loss)	(39,069)	(3,684)	(92,136)	(143,060)
Basic and diluted loss per share	(0.04)	(0.00)	(.09)	(.15)
Shares used in computing basic and diluted loss per share	992,650	992,650	992,650	933,825

Balance Sheet Data:	March 31 2008		December 31 2007

Working capital (deficit)	$ (47,993)		$ (9,067)
Total assets	26,423		67,820
Total liabilities	73,651		75,979
Stockholders' equity (deficit)	$ (47,228)		$ (8,159)

Forward-Looking Statements

In General

       This prospectus contains statements that plan for or anticipate the future.  In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like.  These forward-looking statements include, but are not limited to, statements regarding the following:

*	our product and marketing plans

*	consulting and strategic business relationships;

*	statements about our future business plans and strategies;

*	anticipated operating results and sources of future revenue;

*	our organization's growth;

*	adequacy of our financial resources;

*	development of new products and markets;

*	competitive pressures;

*	changing economic conditions;

*	expectations regarding competition from other companies; and

*	our ability to publish distribute our magazine.

Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the publishing industry;

*	changes in our business strategies; and,

*	the level of demand for our products.

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward looking statements contained in this prospectus are not available and do not apply to us.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result.  In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to This Offering and Our Stock

Future issuances of our common stock could dilute current shareholders and adversely affect the market if it develops.

We have the authority to issue up to 100,000,000 shares of common stock and 25,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our common stock, without shareholder approval.  These future issuances could be at values substantially below the price paid for our common stock by investors in this offering, which would result in significant dilution to those investors.  In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval, which would not only result in further dilution to investors in this offering but could also depress the market value of our common stock, if a public trading market develops.

We may issue preferred stock that would have rights that are preferential to the rights of the common stock that could discourage potentially beneficial transactions to our common stockholders.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

There is currently no market for our common shares, and investors may be unable to sell their shares for an indefinite period of time.

There is presently no market for our common shares.  There is no assurance that a liquid market for our common shares will ever develop in the United States or elsewhere, or that if such a market does develop that it will continue.  Accordingly, an investment in common shares of our Company should only be considered by those investors who do not require liquidity and can afford to suffer a total loss of their investment.  An investor should consult with professional advisers before making such an investment.

Over-the-counter stocks are subject to risks of high volatility and price fluctuation.

We have not applied to have our shares listed on any stock exchange or on the NASDAQ Capital Market, and we do not plan to do so in the foreseeable future.  As a result, if a trading market does develop for our common stock, of which there is no assurance, it is likely that our shares will trade on the over-the-counter (“OTC”) market.  The OTC market for securities has experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations and other factors, such as new product developments and trends in our Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock and make it more difficult for investors in this offering to sell their shares.

Trading in our securities will in all likelihood be conducted on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements.  As a result, investors will find it substantially more difficult to dispose of our securities.  Investors may also find it difficult to obtain accurate information and quotations as to the price of, our common stock.

Our stock price may be volatile and as a result, investors could lose all or part of their investment. The value of an investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•

failure to meet sales and marketing goals or operating budget;

•

decline in demand for our common stock;

•

operating results failing to meet the expectations of securities analysts or investors in any quarter;

•

downward revisions in securities analysts' estimates or changes in general market conditions;

•

investor perception of our Company's industry or prospects; and

•

general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock.  As a result, investors may be unable to resell their shares at or above the offering price.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

All of the 992,650 shares of common stock that will be distributed under this prospectus will be free-trading shares.  In addition, in the future, we may offer and sell shares without registration under the Securities Act. All of such shares are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. U nder Rule 144 a non-affiliate of the Company can sell restricted shares held for at least six months, subject only to the restriction that the Company has made available public information as required by Rule 144. After shares have been held for one year, non-affiliates may sell restricted shares without limitation.  Affiliates of the Company can sell restricted securities after six months, subject to compliance with the volume limitation, manner of sale, Form 144 filing and current public information requirements.  No shares of our common stock are currently eligible for resale under Rule 144.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Equity Incentive Plan.  Persons who are not affiliates, and who receive shares that are registered under this registration statement, will be able to resell those shares in the public market without restriction under the Securities Act.  This registration statement will become effective immediately upon filing.

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

If a public trading market for our shares develops, owners of our common stock will be subject to the “penny stock” rules.

Since our shares are not listed on a national stock exchange or quoted on the Nasdaq Market within the United States, if a public trading market develops, of which there can be no assurance, trading in our shares on the OTC market will be subject, to the extent the market price for our shares is less than $5.00 per share, to a number of regulations known as the "penny stock rules".  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the investor and receive the investor’s written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our shares and may severely and adversely affect the ability of broker-dealers to sell our shares, if a publicly traded market develops.

We do not expect to pay cash dividends in the foreseeable future.  Any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.  If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Changes in the corporate and securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 (SOX), which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of SOX, the SEC and major stock exchanges have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards that are likely to increase our general and administrative costs, and we expect these to continue to increase in the future. In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of SOX. We are in the process of evaluating our internal control systems in order (i) to allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of Section 404 of SOX.  We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations.  Furthermore, there is no precedent available by which to measure compliance adequacy.  If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or NASD. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that SOX and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

 If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

No broker or dealer has committed to create or maintain a market in our stock.

We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers.  Thus, no broker or dealer will have an incentive to make a market for our stock.  The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Delaware law and our by-laws protect our directors from certain types of lawsuits.

Delaware law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors.  Our by-laws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Business

Due to our history of operating losses our auditors are uncertain that we will be able to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Due to our continuing operating losses and negative cash flows from our operations, the reports of our auditors issued in connection with our consolidated financial statements for the fiscal year ended December 31, 2007 contained an explanatory paragraph indicating that the foregoing matters raised substantial doubt about our ability to continue as a going concern.  We cannot provide any assurance that we will be able to continue as a going concern.

We are subject to risks associated with a small, undercapitalized business

Our operations are subject to all of the risks inherent in a small, undercapitalized business enterprise.  These risks include the absence of a substantial operating history, shortage of cash,  and lack of experience in our chosen industry.  We expect to encounter various problems, expenses, complications and delays in connection with the growth of our business.  The profit potential of our business model is unproven and there can be no assurance that our magazine will achieve commercial acceptance.

We have a history of operating losses and may never be profitable.

For the three months ended March 31, 2008,  we had $39,600 in sales, and we recorded a net loss of ($39,069 ) .. Since our inception, we have consistently sustained losses from operations.  We expect to incur additional losses in the future.  There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

We may not be able to finance the development of our business, or the terms of future financings could be disadvantageous to our shareholders.

Our ability to satisfy our future capital requirements and implement our expansion plans will depend upon many factors, including the financial resources available to us, the expansion of our sales and marketing efforts and the status of competition. There will be no proceeds to the Company from the spin-off. The exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing prior to such time.  There can be no assurance that additional financing will be available to us on acceptable terms, or at all.  If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.  If adequate funds are not available, we may be required to delay, reduce or eliminate our programs or obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our products, technologies or other assets.  Accordingly, the inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on one product.

Although we plan to develop publications in addition to Image Magazine, there can be no assurance that these development efforts will be successful or, if successful, that resulting products will receive market acceptance, generate significant sales or result in gross profits.  Because all of our current sales are derived from our sole regional Image Magazine, failure to achieve broad market acceptance of the Image Magazine as a result of competition or other factors or the failure to successfully market any new magazines would have a material adverse effect on our business, operating results and financial condition.

We face significant competition in the markets where we operate from competitors with greater financial resources and established operations and revenues, which make it difficult to attract customers and obtain a market share and there can be no assurance that we will be able to compete effectively.

We compete for advertising and circulation revenues with publishers of other special-interest consumer magazines.  The monthly guide and entertainment magazine for local markets is very competitive, competition is likely to increase, and there can be no assurance that we will be able to compete effectively.  Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could seriously harm our business.  Many of our competitors have, and potential competitors may possess, longer operating histories and significantly greater financial, technical, personnel and other resources than us.

Competitors and potential competitors may also have greater name and brand recognition than we currently possess.  These greater resources may permit them to implement extensive advertising, sales, promotions and programs that we may not be able to match. Other competitors are smaller and may be capable of quickly identifying a niche publication that could compete for our readers and advertisers. As these competitors enter the field, our sales growth may fail to increase.  There can be no assurance that we will have the ability to compete successfully in this environment.  If we are unable to compete successfully, our business will be seriously harmed.

Our magazine business is also subject to competition from the rapidly increasing market for internet and new media products and services.

The increased availability of information on the internet and other new media products and services subjects our magazine business to increased competition, which may adversely affect our future operating results.

We have limited human resources; we need to attract and retain highly skilled personnel and consultants; and we may be unable to manage our growth with our limited resources effectively.

We expect that the expansion of our business may place a strain on our limited managerial, operational, and financial resources.  We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations.  Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management, logistics, and sales personnel.  We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all.  Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees.  If we are unable to manage growth effectively, our operating results will suffer.

Our founder and President has limited experience in operating a magazine, and the Magazine may not be able to attract the necessary high level executive with the appropriate skills and background to increase the Magazine’s revenue.

Historically, we have depended upon the efforts and abilities of Gregory Bloom, our President and member of the Board of Directors.  While the loss of the services of Mr. Bloom would have a material adverse effect on our operations, we also recognize that in order to materially improve our results of operations, we must attract and retain a high level executive with experience and expertise in the publishing industry.  Our limited circulation and shortage of working capital substantially impair our ability to attract such a person.

Our revenue, expenses and operating results have fluctuated in the past and may do so in the future due to a variety of factors, which precludes our ability to guarantee future revenue streams.

The Company’s business is to publish Image Magazine.  This business is subject to fluctuations in operating results, which could negatively impact the price of its stock.  Revenue, expense and operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.  These factors include, among others:

•

the timing of orders from advertisers and the possibility that these advertisers may change or cancel their orders with little or no advance notice to the Company;

•

the uncertainty regarding the adoption of the Company’s current and any future publishing products; and

•

the rate of growth of the markets for the Company’s publishing products.

We rely primarily on freelance journalists and independent contractors for our magazine feature articles and other content.  As we do not control those persons or the source of content, we are at risk at being unable to generate interesting and attractive features and other material content for our future publications.

We rely primarily on freelance journalists and other independent writers and photographers for the feature articles, photographs and other content of our magazines.  While we have ongoing relationships with several independent artists and journalists, we have no written agreements with these persons and no ability to control their future performance.  As a result, we cannot be assured that we will have either the quality or quantity of future content necessary to fulfill the demands of future publications.

Because we rely on freelance journalists and independent photographers for much of our magazine content, we have an increased risk that our content  may infringe upon the copyrights of third parties.

As we rely on the work product of freelance journalists and independent photographers, we cannot control the source of the materials that they present to us for publication in our magazine.  As a result, we are at increased risk that materials that we are provided by independent contractors may infringe upon the copyright or other intellectual property rights of third parties.  This lack of control puts us at increased risk of violating the intellectual property rights of others, which could result in substantial liability in the future should we be found to have infringed on those rights.

The name of our magazine, “Image Magazine”, may infringe upon the trademark rights of a third party.

It has recently been brought to our attention that a third party in Orange County, CA  publishes a regional magazine under the name “Image Magazine”.  The publisher of the California-based Image Magazine has registered the trademark “Image Magazine” with the Unites States Patent and Trademark Office, which trademark registration was issued in 2006, and also owns and uses the domain name “imagemagazine.com”     We have made preliminary contact with the principals of the California-based magazine in an effort to resolve our conflicting uses of the same trademark and have agreed in principle to resolve the matter through the execution of a trademark license ; however, no assurance can be given that we will be able to finalize such a license.     Should we be unsuccessful in our efforts to resolve this trademark conflict, we may have to rebrand our magazine altogether and forfeit all of the goodwill which we have developed over the years in connection with our magazine.  This would result in substantial economic losses.

We could become subject to copyright infringement claims by third-parties which could impair our limited capital resources and potentially result in substantial adverse judgment.

In recent years, there has been significant litigation in the United States and elsewhere involving copyright and other intellectual property rights.  Third parties may assert copyright and other intellectual property rights to information included in our magazine. Any infringement claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of our technical and management personnel.  If we are unsuccessful in defending against these types of claims, we may be required to do one or more of the following:

•

stop selling those magazines that use or incorporate the challenged intellectual property;

•

attempt to obtain a license to sell or use the relevant protected material or substitute other material, which license may not be available on reasonable terms or at all;

•

redesign those magazines that use the protected material, which we may not be able to do on a timely or cost effective basis, or at all; or,

•

pay substantial damages.

In the event a claim against us is successful our business will be significantly harmed.  A substantial uninsured judgment could force us to cease operations altogether.

We rely on third parties to print our magazine and our reputation and operating results could be harmed if they fail to produce a quality magazine in a timely and cost-effective manner and in sufficient quantities.

We do not currently have printing facilities or personnel to independently print the magazine.  We depend on third-party printers to produce the magazine in a timely fashion, at satisfactory quality and cost levels.  If our printers fail to produce quality finished magazines on time, at expected cost targets and in sufficient quantities, our reputation and operating results would suffer.  In addition, as we have no long-term agreements with our printers, we do not have firm commitments on the timing, pricing and quality of the printing process, and, the printer may stop printing for us at any time, with little or no notice.

Cost increases for our printing services, whether resulting from shortages of materials, labor or otherwise, including, but not limited to rising cost of materials, transportation, services, labor, and commodity price increases could negatively impact our gross margins.  Because of market condition and other factors, we may not be able to offset any such increased costs by adjusting the price of our magazine.  If for any reason we are unable to obtain or retain third party printers on commercially acceptable terms, we may not be able to distribute the magazine, or other future products, as planned.  If we encounter delays or difficulties with contract printing, the distribution, marketing and subsequent sales of the magazine will be adversely affected.

Because paper and printing costs fluctuate, and increases in labor are unpredictable, such changes could occur and adversely affect our financial results.

Paper, ink, and supplements are major components of our printing costs. Historically, paper and, therefore, printing prices have fluctuated substantially. Accordingly, our earnings are sensitive to changes in paper and printing prices.  We have no long-term supply contracts and we have not attempted to hedge fluctuations in the normal purchases of paper or printing or enter into contracts with embedded derivatives for the purchase of paper.  If the price of paper increases materially, our operating results could be adversely affected.  In addition, substantial increases in labor or health care costs could also affect our operating results.

If general economic trends degrade, trends in advertising spending may fall and reduce our circulation and advertising revenue, which would have a materially negative impact on our business.

Our advertising and circulation revenues are subject to the risks arising from adverse changes in domestic and global market conditions (i.e., increases in gas prices and interest rates) and possible shifting of advertising spending amongst media.  Extraordinary weather conditions or other events, such as hurricanes, earthquakes, war and terrorist attacks can impact advertising revenues.  Any adverse impact of economic conditions on us is difficult to predict but it may result in reductions in circulation and advertising revenue.  Additionally, if geopolitical events negatively impact the economy, our results of operations may be adversely affected.

Our circulation impacts our revenue in that advertisers are willing to pay more to place ads in a publication that has a larger number of readers who have requested to be placed on a circulation list.  Our circulation is affected by: competition from other publications and other forms of media available in our various markets; changing consumer lifestyles resulting in decreasing amounts of free time; declining frequency of regular magazine reading among young people; and increasing costs of circulation acquisition.

If we are unable to generate revenues from advertising and sponsorships, or if we were to lose our large advertisers or sponsors, our business would be harmed.

If companies perceive Image Magazine to be a limited or ineffective advertising medium, they may be reluctant to advertise in the magazine. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

• our ability to maintain a large, demographically attractive reader base for Image Magazine;

• our ability to maintain attractive advertising rates;

• our ability to attract and retain advertisers and sponsors; and

• our ability to provide effective advertising delivery and measurement systems.

Our advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment.  Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

 The Spin-Off and Plan of Distribution

Distributing Company	Imagine Media, Ltd.

Shares To Be Distributed:	992,650 shares of our common stock, $0.00001 par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio

One (1) of our common shares for every one (1) common share of Imagine Holding owned of record on August 23, 2007.  No cash distributions will be paid and fractional shares will be rounded to the nearest whole.

No Payment Required	No holder of Imagine Holding common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date

The record date for Imagine Holding's distribution of our shares is August 23, 2007.  Since the record date, the Imagine Holding common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2008. We have mailed this prospectus to you on or about this date.

Distribution Date

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above.  If you hold your Imagine Holding common shares in a brokerage account, your shares of our common stock will be credited to that account.  If you hold Imagine Holding shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you; the mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Inc., Denver, Colorado.

Listing and Trading of Our Shares

There is currently no public market for our shares.  We do not expect a market for our common shares to develop until after the distribution date.  Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market.  We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD.  However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares.  If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you.  Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Spin-Off

Imagine Holding was initially organized in March, 2004 for the purpose of purchasing a 60% equity interest in Imagine Operations.

Beginning in 2006, Imagine Holding's management determined that more shareholder value would be realized if Imagine Holding could undertake a strategic acquisition within an industry segment that could generate more interest from the investment community.

In August, 2007, Imagine Holding entered into a definitive agreement to acquire Grass Roots Beverage Company, Inc., a manufacturer of energy drink products (“Grass Roots”).  As part of that transaction, which resulted in a change in control of Imagine Holding, we agreed to segregate our historical assets and operations and distribute them to our shareholders, pro-rata, in a spin-off which is covered by this registration statement.  The acquisition of Grass Roots and change in control of Imagine Holding were completed in August, 2007.

As a result of the agreement with Grass Roots, in August of 2007, Imagine Holding transferred to this Company, Imagine Media, Ltd., solely in consideration of Imagine Media common stock, all of Imagine Holding’s interest in its existing subsidiary, Imagine Operations.  Concurrently, Imagine Holding entered into a trust agreement with Gregory Bloom, our President, Chief Executive Officer, Chief Financial Officer and Director, under which Mr. Bloom agreed to hold all of the shares of Imagine Media common stock in trust for the benefit of Imagine Holding’s shareholders.  Under the terms of the trust agreement, Mr. Bloom will distribute our shares to Imagine Holding shareholders if and when the registration statement to which this Prospectus relates is declared effective.

Spin-Off Trust

Effective August 23, 2007, Imagine Holding caused 992,650 shares of Imagine Media common stock to be transferred to a Spin-off Trust.  Under the terms of the Trust Agreement, Gregory A. Bloom, our President, Chief Executive Officer, Chief Financial Officer and Director, acting as Trustee, is to complete the registration and distribution of the spin-off shares for the benefit of the Imagine Holding shareholders of record as of August 23, 2007, the spin-off record date, who are the beneficiaries under the Trust.

Goals of the Spin-Off

The principals of Grass Roots had no interest in operating the historical business of Imagine Holdings and required, as a condition to completing the change of control of Imagine Holdings, that those assets and operations be segregated in the manner provided for in the spin-off.  As a result of the restructuring and spin-off, each of Imagine Holding and Imagine Media will have its own equity currency.  Finally, Imagine Holding believes that equity currency, meaning shares of common stock or preferred stock, more closely linked to each business may be more attractive consideration for future acquisitions.

Mechanics of Completing the Spin-Off

Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, Inc., 992,650 shares of our common stock to be distributed to the Imagine Holding shareholders as of August 23, 2007, pro rata.

If you hold your Imagine Holding common shares in a brokerage account, your shares of our common stock will be credited to that account.  If you hold your Imagine Holding common shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent.  The mailing process is expected to take about thirty (30) days.

No cash distributions will be paid.  Fractional shares of our common stock issuable in accordance with the distribution will be rounded to the nearest whole.

No holder of common shares of Imagine Holding is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

The following table sets forth our capitalization as of March 31, 2008.  This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of March 31, 2008
Long-term debt:	$ 0
Stockholders' Equity:
Preferred Stock, $.00001 par value,	$ 0
25,000,000 shares authorized; no shares issued and outstanding at March 31, 2008.
Common Stock, $.00001 par value,	10
100,000,000 shares authorized; 992,650 shares issued and outstanding at March 31, 2008;

Additional paid-in capital	360,280
Accumulated (deficit)	(407,518)
Stockholders’ (deficit)	$ (47,228)

Market For Common Equity And Related Stockholder Matters

Market Information

There currently exists no public trading market for our securities.  We do not intend to develop a public trading market until our offering has terminated.  There can be no assurance that a public trading market will develop at that time or be sustained in the future.  Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.  Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

Upon completion of this offering, we intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the date of this prospectus, we have 76 shareholders of record of the Company’s common stock.

Rule 144 Shares

As of the date of this prospectus, we have no shares of common stock issued and outstanding that are available for resale by our shareholders to the public under Rule 144 of the Securities Act.  However, in the future, we may issue shares without registration under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act, in which event those shares would be deemed “restricted securities” and may, in the future, become eligible for resale under Rule 144.

Effective February 15, 2008, the SEC amended Rule 144 as part of its efforts to facilitate public and private capital raising and ease disclosure requirements, particularly for smaller companies but also for large public companies.  Under Rule 144, as amended, a non-affiliate of an issuer is eligible to resell restricted securities after they have been owned for six months without regard to the former rules related to manner of sale, volume limitations and the requirement to file a Form 144 with the SEC.  After a non-affiliate has owned restricted securities for one year, the amended Rule 144 eliminates the requirement that the issuer have current public information available.

Under the amended Rule 144, affiliates of an issuer may resell restricted securities after the applicable six month holding period but continue to be subject to the current public information, volume limitation, manner of sale and Form 144 filing requirements.  However, the manner of sale has been amended to permit resales through “risk list principal transactions”, as well as “broker’s transactions”.  The revised Rule 144 also eliminates the manner of sale requirements for resale of debt securities by affiliates and increases the volume limitations for resales of debt securities by affiliates to an amount not to exceed 10% of a particular tranche that such debt securities were issued under in any three-month period.

Dividends

As of the filing of this prospectus, we have not paid any dividends to our shareholders.  There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. Delaware General Corporation Law, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the usual course of business; or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Transfer Agent

The transfer agent and registrar for our common and preferred stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Selected Financial Data

      We have set forth below certain selected financial data.  The information has been derived from the financial statements, financial information and notes thereto included elsewhere in this prospectus.

Statement of Operations Data:	Three Months Ended March 31	Three Months Ended March 31	Year Ended December 31	Year Ended December 31
	2008	2007	2007	2006

Total Revenues	$ 39,600	$ 49,500	$ 216,075	$ 195,683
Operating expenses	78,669	54,415	309,442	339,800
Net (loss)	(39,069)	(3,684)	(92,136)	(143,060)
Basic and diluted loss per share	(0.04)	(0.00)	(.09)	(.15)
Shares used in computing basic and diluted loss per share	992,650	992,650	992,650	933,825

Balance Sheet Data:	March 31 2008		December 31 2007

Working capital (deficit)	$ (47,993)		$ (9,067)
Total assets	26,423		67,820
Total liabilities	73,651		75,979
Stockholders' equity (deficit)	$ (47,228)		$ (8,159)

Management Discussion

Certain statements in this Management's Discussion which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions) and risks related to development and construction activities.  The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

Overview

Imagine Media is incorporated in the State of Delaware.  Imagine Media was formed and organized by its predecessor entity, Imagine Holding to facilitate the spin-off of its 60% interest in Imagine Operating, Inc. (“Imagine Operating”) to Imagine Holdings’ shareholders.  In August 2007, Imagine Holdings transferred to Imagine Media essentially all of its Assets and Liabilities representing its interest in Operating, in consideration for which Imagine Media issued to Imagine Holdings 992,650 shares of Imagine Media common stock, representing all the outstanding common shares of Imagine Media.  Upon the declaration of effectiveness of a Registration Statement, all 992,650 shares of Imagine Media common stock will be distributed to the shareholders of Imagine Holdings on a one-for-one basis in the form of a dividend.  Imagine Holdings has determined August 23, 2007 as the record date for the spin-off distribution.  The distribution shares are being held in trust until the declaration of effectiveness of a Registration Statement.

Due to our continuing losses from operations, our auditors have qualified their audit report for the year ended December 31, 2007 by including an explanatory paragraph assuming our ability to continue as a going concern.

Results of Operations – Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

We recognized a net loss of $(39,069) ($(0.04) per share) for the three months ended March 31, 2008 compared to a net loss of $(3,684) ($(0.00) per share) for the same period in 2007.  The increase in our net loss is primarily due to a 22% decline in our quarter over quarter revenues, which is attributed to the challenging local advertising market, and approximate 50% increases in our editorial, production and circulation, and our selling, general and administrative expenses, all of which is discussed below.

Revenues

Advertising revenues are recognized when the related advertisements appear in the Magazine.  Advertisers are charged at standard published rates, and are sometimes provided discounts for various advertisement related reasons.  Advertising sales, net of discounts were $30,450 for the three months ended March 31, 2008 as compared to $39,200 for the comparable 2007 period, a decrease of $8,750, or 22.3%.  The decrease is primarily attributable to current local economic conditions which have resulted in our advertiser base reassessing their marketing efforts.  We expect this challenging advertising market to continue until such time as local economic conditions improve.

In addition, the Company accounts for advertising barter transactions in accordance with the Emerging Issues Task Force ("EITF") consensus on Accounting for Advertising Barter Transactions (EITF 99-17) ..   EITF 99-17 provides guidance on recognizing revenues and expenses at fair value of the advertising surrendered in the transactions, provided the fair value is determinable based on the entity’s own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transactions.

During the three months ended March 31, 2008 and 2007 barter revenue and expense amounted to $9,150 and $10,300, respectively.

Operating Expenses

Editorial, production and circulation :  These expenses include all costs of producing and distributing the Magazine, including advertisement design, photography, text development, and all costs associated with printing and reproduction, and distribution.  Total editorial, production and circulation costs for the three months ended March 31, 2008 and 2007 were $29,542 and $19,704, respectively, representing a 50% increase of $9,838.  This increase is primarily due to increases in sub-contractor costs for ad writing and graphic as well as increases in our printing and reproduction costs.

Barter expenses : As discussed above, we account for barter transactions in accordance with EITF 99-17 – Accounting for Advertising Barter Transactions ..  Our barter strategy is designed to reduce our cash outlays for services, thereby increasing our advertising for trade agreements.  Total barter expenses were $9,150 and $10,300 for the three months ended March 31, 2008 and 2007, respectively, representing a 11% decrease of $1,150.  Total barter expenses were $46,325 and $39,664 for the years ended December 31, 2007 and 2006, respectively, representing a 16.8% increase of $6,661.

Selling, general and administrative expenses : The following table summarizes our selling, general and administrative expenses for comparison and discussion purposes:

	For the three months ended
	March 31, 2008	March 31, 2007	$ Variance	% Variance
Personnel	$ 12,091	$ 14,739	$ (2,648)	-18.0%
Professional fees	15,912	1,098	14,814	1349.2%
Occupancy and office	4,757	2,632	2,125	80.7%
Telephone & utilities	2,950	2,206	744	33.7%
Advertising & promotion	235	0	235	n/a
Banking & financing	1,032	2,269	(1,237)	-54.7%
Depreciation & amortization	142	327	(185)	-56.6%
Other	2,858	1,140	1,718	150.7%
	$ 39,977	$ 24,411	$ 15,566	63.8%

Personnel : Includes all costs associated with the employment of personnel for the publication of the Magazine.  It primarily includes the salary and payroll tax obligations of Mr. Gregory Bloom, our President, Chief Financial Officer and Treasurer, and Director.  He has been the Publisher of the Magazine since September 2000.  It also includes the hourly compensation and payroll tax obligations of the Company’s other sole employee who provides Mr. Bloom assistance in the production of the Magazine.  The decrease is attributed to reductions in the use of office personnel.

Professional fees : Includes all costs and fees associated with legal services, accounting and auditing services, as well as professional contract selling services.  The increase of $14,814 is primarily attributed to our efforts regarding the preparation and filing of documents necessary to complete the spin off as discussed in the overview above.

Occupancy and office : Includes all costs associated with the rent of the Magazine’s office space in Denver, Colorado.  In addition, an affiliate provides certain administrative services at its offices in Colorado Springs, Colorado for a fixed rate of $1,000 per month.  The decrease in this category is attributed to certain credits received in the first quarter of 2007 associated with the Magazine’s office space.

Telephone and utilities : Includes all costs associated with telephone, Internet and utilities costs for the Denver office space.  The increase is primarily attributed to the purchase of enhanced wireless Internet and cellular telephone services in late 2007.

Advertising and promotion : Includes all costs associated with our efforts to promote the Magazine to prospective advertisers, including the production of promotional materials.

Banking and financing : Primarily includes costs associated with the maintenance and collections of customer accounts, as well as banking and credit card service fees.  The decrease is primarily attributed to additional costs incurred in 2007 in connection with banking merchant services.

Depreciation and amortization : Includes depreciation on the Company’s fixed assets which include various office furniture and fixtures as well as computer and telephone equipment.  These assets are depreciated on a straight-line basis over the estimated useful lives of the assets, generally ranging from three to five years.

Other : Includes all other expenses not identifiable with the expense categories discussed above, including repair and maintenance, postage and delivery, travel and entertainment costs, as well as other general administrative costs.  No significant year over year variances are noted in this category.

Interest Income : Interest income was $-0- and $1,231 for the three months ended March 31, 2008 and 2007 respectively, and generally represents interest earned on operating cash funds deposited with financial institutions.

Interest expense : Interest expense was $-0- for the three months ended March 31, 2008 and 2007.

Inflation did not have a material impact on the Company's operations for the period.

Other than that noted above, neither period included any unusual items or significant fluctuations.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's results of operations.

Other

For federal income tax purposes, at December 31, 2007 the Company has a net operating loss carryover (NOL) approximating $400,000, which can be used to offset future taxable income, if any.  Of this amount, approximately $237,000 is attributable to the historical operations of the magazine.  Under the Tax Reform Act of 1986, the amounts of and the benefits from NOL's are subject to certain limitations including restrictions imposed when there is a loss of business continuity or when ownership changes in excess of 50% of outstanding shares, under certain circumstances. Thus, there is no guarantee that we will be able to utilize the NOL before it expires and therefore no potential benefit has been recorded in the financial statements.

Results of Operations - Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

We recognized a net loss of $(92,136) ($(0.09) per share) for the year ended December 31, 2007 compared to a net loss of $(143,060) ($(0.15) per share) for the same period in 2006.  The reduction in our net loss is primarily due to a $49,180 charge in 2006 for common stock and options to purchase common stock issued for services.  No such charges have been incurred for the year ended December 31, 2007.

Revenues

Advertising revenues are recognized when the related advertisements appear in the Magazine.  Advertisers are charged at standard published rates, and are sometimes provided discounts for various advertisement related reasons.  Advertising sales, net of discounts were $169,750 for the year ended December 31, 2007 as compared to $156,019 for the comparable 2006 period, a, increase of $13,731, or 8.8%.  The increase is primarily attributable to changes in our standard advertisement rates, which was partially offset by an increase of customer discounts granted during the year ended December 31, 2007 to accommodate our smaller business advertisers.

In addition, the Company accounts for advertising barter transactions in accordance with the Emerging Issues Task Force ("EITF") consensus on Accounting for Advertising Barter Transactions (EITF 99-17) ..   EITF 99-17 provides guidance on recognizing revenues and expenses at fair value of the advertising surrendered in the transactions, provided the fair value is determinable based on the entity’s own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transactions.

During the years ended December 31, 2007 and 2006 barter revenue and expense amounted to $46,325 and $39,664, respectively.

Operating Expenses

Editorial, production and circulation :  These expenses include all costs of producing and distributing the Magazine, including advertisement design, photography, text development, and all costs associated with printing and reproduction, and distribution.  Total editorial, production and circulation costs for the years ended December 31, 2007 and 2006 were $120,275 and $114,551, respectively, representing a 5% increase of $5,724.  This slight increase is primarily due to increases in sub-contractor costs for ad writing and web design.  During 2007, we realized savings in our printing, reproduction and distribution costs with changes in the Magazine paper stock, as well as our decision to eliminate distribution of the Magazine in the Boulder and Fort Collins, Colorado markets.

Barter expenses : As discussed above, we account for barter transactions in accordance with EITF 99-17 – Accounting for Advertising Barter Transactions ..  Total barter expenses were $46,325 and $39,664 for the years ended December 31, 2007 and 2006, respectively, representing a 16.8% increase of $6,661.  The increase is attributed to our efforts to reduce our cash outlays for services, thereby increasing our advertising for trade agreements.

Selling, general and administrative expenses : The following table summarizes our selling, general and administrative expenses for comparison and discussion purposes:

	For the years ended
	December 31, 2007	December 31, 2006	$ Variance	% Variance
Personnel	$ 55,516	$ 97,686	$ (42,170)	-43.2%
Professional fees	46,139	46,201	(62)	-0.1%
Occupancy and office	18,203	26,849	(8,646)	-32.2%
Telephone & utilities	7,509	5,927	1,582	26.7%
Advertising & promotion	1,178	8,240	(7,062)	-85.7%
Banking & financing	7,921	(4,465)	12,386	-277.4%
Depreciation & amortization	818	535	283	53.1%
Other	5,558	4,612	946	20.5%
	$ 142,842	$ 185,585	$ (42,743)	-23.0%

Personnel : Includes all costs associated with the employment of personnel for the publication of the Magazine.  It primarily includes the salary and payroll tax obligations of Mr. Gregory Bloom, our President, Chief Financial Officer and Treasurer, and Director.  He has been the Publisher of the Magazine since September 2000.  It also includes the hourly compensation and payroll tax obligations of the Company’s other sole employee who provides Mr. Bloom assistance in the production of the Magazine.

Total personnel expenses decreased by $42,170, or 43.2%.  The decrease is attributed to certain share based compensation payments during 2006 totaling $49,180.

Effective January 1, 2006, we adopted SFAS No. 123 (Revised 2004), Share-based payment , which requires that compensation related to all stock-based awards, including stock options and restricted common stock, be recognized in the financial statements based on their estimated grant-date fair value. The Company previously recorded stock compensation pursuant to the intrinsic value method under APB Opinion No. 25, whereby compensation was recorded related to performance share and unrestricted share awards and no compensation was recognized for most stock option awards. The Company is using the modified prospective application method of adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 will be recognized as compensation expense in periods subsequent to December 31, 2005, based on the same valuation method used in our prior pro forma disclosures. The Company has estimated expected forfeitures, as required by SFAS No. 123R, and is recognizing compensation expense only for those awards expected to vest. Compensation expense is amortized over the estimated service period, which is the shorter of the award’s time vesting period or the derived service period as implied by any accelerated vesting provisions when the common stock price reaches specified levels. All compensation must be recognized by the time the award vests.

In July 2006, we issued 25,000 restricted shares of common stock in exchange for certain consulting services.  The shares were valued by the Board of Directors at a fair value of $0.90 per share,

resulting in share-based compensation of $22,500.  Also in July 2006, we issued 10,000 restricted shares of common stock to our President for services.  The shares were valued at $0.90 per share, resulting in share-based compensation of $9,000.

Also, on May 26, 2006 the Board of Directors unanimously approved the granting of stock options of 10,000 to each of our two directors.  The options were vested and exercisable as of the date of the grant and expire three years from the grant date.  All 20,000 options were exercisable at $1.00 per share.  The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model using a risk-free interest rate of 4.94%, 0% dividend yield, a volatility factor of 177.25%, and a weighted average expected life of three years.  The valuation resulted in a value of $0.884 per share, resulting in share-based compensation of $17,680.  For the year ended December 31, 2007 no share-based compensation has been recorded.

Professional fees : Includes all costs and fees associated with legal services, accounting and auditing services, as well as professional contract selling services.  No significant year over year variances are noted in this category.

Occupancy and office : Includes all costs associated with the rent of the Magazine’s office space in Denver, Colorado.  In addition, an affiliate provides certain administrative services at its offices in Colorado Springs, Colorado for a fixed rate of $1,000 per month.  The decrease in this category is attributed to the 2007 lease agreement for the Denver office space which provides part of the rent in advertising trade to the landlord.

Telephone and utilities : Includes all costs associated with telephone, Internet and utilities costs for the Denver office space.  The increase is primarily attributed to the purchase of enhanced wireless Internet and cellular telephone services in 2007.

Advertising and promotion : Includes all costs associated with our efforts to promote the Magazine to prospective advertisers, including the production of promotional materials.  The decrease is attributed to the greater utilization of advertising trade in 2007 versus 2006 to produce these promotional materials.

Banking and financing : Primarily includes costs associated with the maintenance and collections of customer accounts, as well as banking and credit card service fees.  During 2006, we collected on several customer accounts that were written-off in prior years which primarily accounted for the change.  No other significant year over year variances are noted in this category.

Depreciation and amortization : Includes depreciation on the Company’s fixed assets which include various office furniture and fixtures as well as computer and telephone equipment.  These assets are depreciated on a straight-line basis over the estimated useful lives of the assets, generally ranging from three to five years.

Other : Includes all other expenses not identifiable with the expense categories discussed above, including repair and maintenance, postage and delivery, travel and entertainment costs, as well as other general administrative costs.  No significant year over year variances are noted in this category.

Interest Income : Interest income was $1,231 for the year ended December 31, 2007 compared to $3,745 for the comparable period in 2006, and generally represents interest earned on operating cash funds deposited with financial institutions.  The amount for 2006 also includes interest earned on the cash proceeds of a limited offering of our common stock which was completed on January 12, 2006.  Gross proceeds received from related affiliates and existing shareholders for the offering totaled $153,800.

Interest expense : Interest expense was $-0- for the year ended December 31, 2007 compared to $2,688 for the comparable period in 2006, and represents interest on various affiliate and shareholder notes and advances outstanding during 2006.  All these notes and advances were either paid from the proceeds from the limited common stock offering discussed above, or converted to common stock during 2006.  During 2007, no debt has been incurred and as such no interest expense has been recorded for the year ended December 31, 2007.

Inflation did not have a material impact on the Company's operations for the period.

Other than that noted above, neither period included any unusual items or significant fluctuations.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's results of operations.

Other

For federal income tax purposes, at December 31, 2007 the Company has a net operating loss carryover (NOL) approximating $400,000, which can be used to offset future taxable income, if any.  Of this amount, approximately $237,000 is attributable to the historical operations of the magazine.  Under the Tax Reform Act of 1986, the amounts of and the benefits from NOL's are subject to certain limitations including restrictions imposed when there is a loss of business continuity or when ownership changes in excess of 50% of outstanding shares, under certain circumstances. Thus, there is no guarantee that we will be able to utilize the NOL before it expires and therefore no potential benefit has been recorded in the financial statements.

Liquidity and Capital Resources

Our primary source of cash is internally generated through operations.  Historically, cash generated from operations has not been sufficient to satisfy working capital requirements and capital expenditures.  Consequently, we have depended on funds received through debt and equity financing, as well upon loans from shareholders and affiliates to meet our operating cash requirements.  There can be no assurance that these affiliates or other related parties will continue to provide funds to us in the future, as there is no legal obligation on these parties to provide such financing.

As of March 31, 2008, the Company does not have any commercial bank credit facilities, nor is it expected to secure such facilities in the foreseeable future.  Consequently, we believe that cash necessary for future operating needs must be internally generated though operations, or through additional debt or equity financing if cash generated from our operations continues to be insufficient to fund the Magazine operations.

At March 31, 2008, the Company had cash and cash equivalents of $2,263 , compared to a cash balance of $31,287 at December 31, 2007.  The decrease in our cash balance is due to the operating loss for the three months ended March 31, 2008.

Our working capital deficit increased by $(38,926) to $(47,993) at March 31, 2008 from $9,067 at December 31, 2007, also because of cash used in our operating activities.

Cash used in operating activities was $29,024 for the three months ended March 31, 2008.  For the same period in 2007, operating activities used net cash of $11,261.  The increase in cash used in operating activities of $17,763 over the comparable period was primarily the result of the net loss realized during the quarter ended March 31, 2008.  Cash used in operating activities was $87,034 for the year ended December 31, 2007.  For the same period in 2006, operating activities used net cash of $53,699.  The increase in cash used in operating activities of $33,335 over the comparable period was primarily the result of increases in customer accounts receivable and decreases in our accounts payable during the year ended December 31, 2007.

Cash flows from financing activities was $-0- for the three months ended March 31, 2008 and 2007.

Cash flows from financing activities for the year ended December 31, 2006 were $170,560.  During the year ended December 31, 2006 we completed an offering of our common stock in which we sold a total of 300,000 shares for $1.00 per share.  The offering was conducted on an “all or nothing basis” with a minimum sales requirement of 150,000 shares, up to a maximum of 300,000 shares.  All 300,000 shares were sold in the offering which was completed on January 12, 2006.  The shares were purchased by certain affiliates and current shareholders, as well as unrelated third parties.  The offerings, net of offering costs, resulted in cash proceeds of $267,562 ..  The net proceeds from the offering were used to repay debt of $100,000, and for marketing efforts to develop our advertising customer base, as well as for working capital to fund the Magazine’s operations.

Also during the year ended December 31, 2006 related affiliates and shareholders loaned $15,000 to the Company for working capital purposes.  The notes carried an interest rate of 12%.  These notes were subsequently paid from the proceeds of the offering discussed above.

No financing activities occurred during the year ended December 31, 2007.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Securities and Exchange Commission Regulation S-K.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Significant estimates included herein relate to the recoverability of assets, the value of long-lived assets and liabilities, the value of share based compensation transactions, as well as the long-term viability of the business.  Actual results may differ from estimates.

Our financial statements have been prepared based upon the assumption that we are able to continue as a going concern.  In light of our history of operating losses, there can be no assurance that we will continue as a going concern.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's liquidity and capital resources.

The Business

About Our Company

Imagine Holding formed and organized Imagine Media on August 10, 2007 as part of its strategic plan to restructure its operations.  Specifically, Imagine Holding formed Imagine Media to be the new holding company for Imagine Holding’s historical operations, which consists of a 60% equity interest in Imagine Operations, Inc, a Colorado corporation (“Imagine Operations”).  Imagine Operations publishes and distributes Image Magazine, a monthly guide and entertainment source for the Denver, Colorado region.

The Spin Off

Effective August 23, 2007, Imagine Holding transferred to us all of its shares of Imagine Operations, as well as other assets and liabilities of Imagine Holding (collectively the "Assets" and "Liabilities")  in exchange for 992,650 shares of our common stock.  The shares were issued to Imagine Holding in order to be distributed, in the nature of a spin-off of such shares, to the shareholders of Imagine Holding, pro rata.  The common stock transferred to Imagine Holding is being held in trust for distribution to the Imagine Holding shareholders as of a Record Date of August 23, 2007.

Imagine Media Ownership Interest in Imagine Operations

As a result of the restructuring, Imagine Media owns sixty percent (60%) of Imagine Operations.  The management of Imagine Media, in their individual capacity, own the other forty percent (40%) of Imagine Operations.

On March 29, 2004, the partners of Denver Image Magazine, Ltd. transferred all partnership assets to Imagine Operations in exchange for 400,000 shares of common stock or 40% interest.  The remaining 600,000 shares of common stock or 60% interest of Imagine Operations was acquired by Imagine Holding.  The partners of Denver Image Magazine also became principal shareholders of Imagine Holding after receiving 60,000 shares of its common stock.  Since management owns both shares of the Company and shares of Imagine Operations there is no minority interest shown for accounting purposes.

Image Magazine Overview

We design, publish and distribute the magazine, Image Magazine (the “Magazine”) as a monthly guide and entertainment source for readers from the ages of 21-40 who are on the go and in search of the best things to do and see, along with the best music to hear in the Denver, Colorado region.   The Magazine is a pocket-sized, full-color and glossy assemblage of information distributed to nearly 500 establishments in peak months.  It covers nightlife, music, style, food and art and sells advertising to businesses within such genres.  It also illustrates people, places and specific events from within these genres.  With approximately 15,000 magazines distributed at various locations in Colorado each month, we estimate that the Magazine has approximately 100,000 readers on a monthly basis.

First developed in Vail, Colorado in October, 2000, we moved to Denver in November, 2002.

We provide Image Magazine without charge in public places throughout the City and County of Denver, Colorado.  We generate revenue by selling advertising in the Magazine.  We have established a base of advertisers and plan to continually upgrade both our advertiser base and advertising rates.

The Publication Process

Image Magazine is a Colorado lifestyle and nightlife magazine, which features stories, articles and photographs.  Approximately fifteen thousand brochures are printed for each edition of the Magazine.  Each month, our publication process involves substantially the following steps:

•

Our President, Mr. Bloom and our Managing Editor, Mr. George Schwartz, collaborate on article ideas and promotional language.

•

Once the article themes have been determined, Mr. Schwartz selects from our resource of freelance journalists to make article assignments for the upcoming magazine issue. We rely on the contract services of 15 to 16 freelance journalists whom we pay $.08 to $.10 per word.  For any given monthly publication we will use two to four writers.

•

Concurrently, Mr. Schwartz coordinates with our primary photographer, Shawn Hargrove to assign photo shoots related to the feature articles.

•

Each month, the Magazine has a two featured sections, the: (1) “Grub Guide”, and (2) Event Calendar.  The Grub Guide features news and happenings at the top eight to ten Denver restaurants.  The Event Calendar is typically a three to four page spread of details of the events and nightlife happenings for that month.

•

Graphic design and layout is under the control of Steve Berumen, our contract designer.

•

Copy editing and fact checking is performed by Mr. Schwartz as well as a fluid team of volunteer interns.

•

Once graphics, layout and proofs are complete, they are digitized and sent to our primary printer, Publication Printers, an international printing company with facilities in Denver, Colorado.

•

Final magazines are picked up at the printer by our contract distributor, Nick McGuire, who delivers the books to their various destinations throughout the Denver area.

Magazine Revenue

We generate magazine revenue from three primary sources:

1.

Advertising:  Our readership demographic is attractive to luxury lifestyle and service industry companies.  Our largest base of advertisers currently stems from bars and nightclubs.  Each month, we typically have ten to thirty bars and nightclubs advertising in the Magazine.

2.

Page Sponsorships: We offer the ability to sponsor a page in the Magazine, which is usually placed in the Event Calendar or the Grub Guide sections.

3.

Click Through Advertising: We offer advertising on our website (www.imagemag.com)  and have recently entered into a contract with Beatport for pay per click revenue from our website.

Marketing Strategy

Our current strategy calls for developing and expanding our base of advertisers for Image Magazine.  We plan to increase our advertising base by using the expertise and contacts of our principal executive officer.  In addition to advertising in the Magazine, we currently offer free banner advertising on our website for all advertisers in the Magazine.  We have repeat customers, with roughly 50% of our advertising revenue coming from repeat business.  Our marketing initiatives will also include telemarketing sales calls, e-mail blasts and direct-mail campaigns to local businesses.

In addition, we have many reciprocal advertising relationships.  Currently, we have two marketing partnerships in which we have agreed to share advertising space and website links on our respective websites.  These partners are: (1) www.Denver2Night.com and (2) www.DenverGrub.com. Denver2Night will include a link to our site and our events in their email newsletter to their base of Colorado subscribers in exchange for advertising space in the Magazine.  DenverGrub posts our events and a link to our website on its website in exchange for advertising space in the Magazine.    In addition to these website relationships, we currently trade advertising time for Image Magazine with a few radio stations for advertising in the Magazine.

To enhance our marketing effort, we have engage and independent auditing firm: Verified Audit Circulation, to monitor our distribution and prepare reports verifying our circulation for the benefit of our advertisers. Verified Audit Circulation will prepare an initial report which is expected by June 2008 to be followed by periodic updates. It is our hope that these reports will validate our distribution claims for existing and potential advertisers.

Our President, Mr. Bloom, also owns an event company, Bloom Networking and Promotions, LLC., which specializes in organizing and supervising various events in an around the Denver metro area.  Image Magazine frequently serves as a sponsor at the events.  At each of these events, the Magazine is available for review and distribution.

Website

We maintain a website at www.imagemag.com.  Currently, the website is not a source of revenue for ecommerce.  However, as indicated above, we recently entered into a contract with Beatport.com, a digital music store, for click-through advertising revenue. In addition, while we currently offer free banner ads as an added value for our print advertisers, these are a potential source for future revenue.

Competition

The magazine industry, in general, is very competitive.   Image Magazine is in competition for readers and advertising dollars with a wide range of print publications and new media products.  Because we publish a magazine geared towards nightlife in Colorado, we compete in a niche market and not with the magazine publishing industry at large.

However, we compete with other niche magazine publishers.  Our primary competitors in this area are:

•

303 Magazine is a fill-size magazine geared more towards the fashion and spa lifestyles than nightlife.

•

Westword Magazine offers more articles and has wider circulation; however its advertising rates are much higher than those of Image Magazine.

•

www.denvermix.com. is a website that offers lifestyle, entertainment and dining information.

 The magazine industry is very dynamic and subject to sudden changes in consumer taste.  Nonetheless, it is a fragmented industry, with no one company, or groups of companies, in control.

Intellectual Property

A major component of our magazine business is generating the content necessary to fill copies of Image Magazine on an on-going basis.  All photography, written content, and artwork displayed on our company’s website or printed in physical copies of our magazine is generated either by us or through freelance journalists and independent photographers and graphic artists under “work-for-hire” arrangements, as a result of which, all copyright associated with such work product is the sole property of the Company.  These work-for-hire arrangements include a representation and warranty by the provider that all content constitutes original works of authorship and does not infringe upon the intellectual property rights of third parties; however, there can be no assurance that these representations and warranties are accurate.  Should we inadvertently publish material which infringes upon the intellectual property rights of third parties, we could be exposed to protracted and costly copyright infringement litigation and could be subjected to substantial monetary damages if we are unsuccessful.

It has recently come to our attention that a third party is currently publishing and distributing a lifestyle magazine under the name “Image Magazine” in the Orange County, California area.  This third party has also applied for and been granted a federal registration of the trademark “Image Magazine”.  We have initiated communication with this other party and have agreed in principle to enter into a trademark license whereby both of us can publish under the name “Image Magazine” in our separate markets.  There can be no assurance that we will, in fact, be able to execute such a license ; and, if we are unsuccessful in this effort, we run the risk of being found to have infringed upon this third party’s trademark and other intellectual property rights, which would subject us not only to the potential of having to pay monetary damages but also the necessity of discontinuing use of the name “Image Magazine”.

Government Regulation

Government regulation and compliance with environmental laws have not had a material effect on our business.

Principal Executive Offices and Facilities

Our principal executive offices are currently located at 1155 Sherman Street, Suite 307, Denver, Colorado 80203.  Our telephone number is (303) 813-1098.  Our offices comprise 500 square feet which we occupy on a lease which expires December 31, 2008.  Our rent consists of $ 400 per month, plus a full page of advertising for our landlord in each monthly publication of the Magazine.  The facilities are adequate for the foreseeable future.

Employees and Consultants

As of Jan ua ry 31, 2008, we had a total of one part-time and one full-time employee in Colorado. The part-time employee, Holly Schotterback, performs general office admin ist ration.   Our President, Gregory A. Bloom, is our full-time employee and is in charge of day-to-day operations.

All of our content is generated by freelance journalists and photographers on a contract basis. In addition, graphic design is performed by an independent contractor.

We also use the services of several independent contractors for sales, production and distribution of the Magazine , as well as for certain professional accounting services ..  While our plans call for increasing the number of sales representatives, we currently have one independent contractor sales representative that works on a part-time basis.  This position is 100% commission based.  We do not offer any company benefits, such as health care, retirement savings, etc.

Conflicts of Interest

As described above, Mr. Bloom’s event company, Bloom Networking and Promotions, LLC. advertises its promoted events in the Magazine, which pays advertising rates to the Company equivalent to rates charged to preferred advertisers.  To date, the amount of advertising has been nominal. However, in the future the Company has adopted a  policy that all advertising arrangements between the Company and Mr. Bloom be approved by a majority of our disinterested directors.

Legal Proceedings

There are no material legal proceedings in which either we or any of our affiliates are involved.

Management

Directors, executive officers and key employees

Name:	Age:	Position:
Gregory A. Bloom	3 6	CEO, President,CFO, Treasurer and Director

Harlan B. Munn	43	Director
Mark Allen	45	Director

Gregory Bloom, age 36 , has been the President, Chief Financial Officer and Treasurer, and director of the Company since its inception. He has been the Publisher of Image Magazine since September, 2000. From January, 1998 to May, 2002, he was the Manager of The Brass Parrot, a bar and grill in Avon, Colorado.  Mr. Bloom has a B.S. degree in Hospitality Management from Florida International University.  He also studied at the University of South Florida.

Mark Allen, age 45, has been a Director since April, 2004. Since 1997, he has been President of Precision Metal Manufacturing, Inc. In 2003, he founded Pinnacle Properties, a private investment company.  In 2004, he founded a private company called Pro-tech Powdercoating.  He attended Arapahoe Community College.

Harlan Munn, age 43, has been the Secretary and a Director of the Company since April, 2004. From 1988 to the present, he has been employed by Lupton Associates, a private New York manufacturer’s representative for technical sales of mechanical components and electromagnetic assemblies. From 2003 to the present, he has been the President of Health  in Motion, Inc., a development stage company which is developing a therapeutic spinal device for the chiropractic and physical therapy markets. Mr. Munn received his B.S. degree in Business Administration, with an emphasis in marketing, from the University of Northern Colorado.

Involvement in certain legal proceedings

      During the last five (5) years no director or officer of the Company has:

a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Our executive officers are elected annually at the annual meeting of our Board of Directors held after each annual meeting of shareholders.  Our directors are elected annually at the annual meeting of our shareholders.  Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our by-laws.

We currently do not have standing audit, compensation or nominating committees of the Board of Directors.  We plan to form audit, compensation and nominating committees when it is necessary to do so to comply with federal securities laws or to meet listing requirements of a stock exchange or the Nasdaq Capital Market.

No family relationships exist among our directors.  Additionally, there do not exist any arrangements or understandings between any director and any other person pursuant to which any director was elected as such.

Director compensation

The following table sets forth the compensation paid to our non-employee Directors by our predecessor, Imagine Holdings:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Harlan B. Munn	0	10,000	30,000	0	0	0	40,000
Mark Allen	0	10,000	30,000	0	0	0	40,000

(1)

 Stock awards of Imagine Holdings will be duplicated with shares of Imagine Media in the spin-off.

(2)

The Imagine Holdings option awards will not be duplicated in Imagine Media.

Executive compensation

The following table sets forth all plan and non-plan compensation paid by Imagine Holdings to our President, Chief Executive Officer and Chief Financial Officer for the years ended December 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards	Options Awards	Non equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Gregory A. Bloom, CEO, Pres & CFO	2007	36,0 00	0	0	0	0	0	0	36,0 00
	2006	36,000	0	10,000 (1)	0	0	0	0	45,000

(1)

 The stock awards in Imagine Holding will be duplicated with shares of Imagine Media in the spin-off.

Our President, Gregory A. Bloom, is our only salaried executive officer.  He is compensated at the rate of $36,000 per year for his part-time service as President of the Company. Mr. Bloom devotes approximately 80% of his time and attention to the business of the Company.

No executive officer will receive perquisites or other personal benefits which, in the aggregate exceed the lesser of $50,000 or 10% of the total of annual salary and bonus paid during the most recently-completed fiscal year.

The following table sets forth summary information covering unexercised options, unvested stock, and equity incentive plan awards as of the end of Imagine Holdings’ last completed fiscal year.  This information does not apply to Imagine Media:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Gregory A. Bloom	0	0	0	0	0	0	0	0	0
Harlan B. Munn	10,000 10,000 10,000	0 0 0	0 0 0	1.00 1.00 1.00	April 2009 May 2008 May 2009	0 0 0	0 0 0	0 0 0	0 0 0
Mark Allen	10,000 10,000 10,000	0 0 0	0 0 0	1.00 1.00 1.00	May 2009 May 2008 May 2009	0 0 0	0 0 0	0 0 0	0 0 0

Employment agreements

We do not have any written employment agreements with any of our executive officers or key employees; nor do we have or maintain key man life insurance on any of our employees.

Equity Incentive Plan

We have not adopted any stock option, equity or other incentive equity plan and have no immediate plans to do so.

Indemnification For Securities Act Liabilities

Limitation On Directors' Liability

       Our certificate of incorporation limits the liability of a director for monetary damages for his conduct as a director, except for:

*	Any breach of the duty of loyalty to us or our stockholders,

*	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

*	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.

*	Liability under federal securities law

The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above.  These provisions do not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

Our certificate of incorporation also provides that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents.  The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

Founders’ Stock

In March, 2004, the partners of Denver Image Magazine, Ltd., which first developed Image Magazine in 2000, transferred all of the assets associated with the magazine operations to Imagine Operations, Inc., a newly-formed corporation in exchange for 400,000 shares of common stock of Imagine Operations, Inc.  The partners of Denver Image Magazine, Ltd., were the following:

Gregory A. Bloom	56.25%
Roam Team Productions	43.75%

Concurrently, Imagine Holdings purchased 600,000 shares of Imagine Operations, Inc. for $75,000 cash consideration.  For no additional consideration, Gregory A. Bloom was also issued 50,000 shares of common stock of Imagine Holdings.

Also effective March, 2004, the Company issued an aggregate of 500,000 shares of common stock for cash consideration of $0.10 per share, or a total of $50,000.  The shares were issued without registration under the Securities Act to the following investors:

Hangar Development Company	125,000	(1)
Webquest, Inc.	125,000	(2)
Golden Peak Capital, Inc.	75,000	(3)
Ferny Meadows, Inc.	50,000	(4)
Leonard Nacht	50,000
Sandra Kline	37,500
Patricia Lorie	37,500

(1)

Hangar Development Company is owned and controlled by John Overturf, Jr.

(2)

Webquest, Inc., is owned and controlled by Gina Garcia-Shaw.

(3)

Golden Peak Capital, Inc. is owned and controlled by Robert Hoffman.

(4)

Ferny Meadows, Inc., is owned and controlled by Lynn Nacht.

Bridge Loans and Debt Conversion

During 2005 and 2006, a group of investors extended working capital bridge loans to Imagine Holding in the aggregate principal amount of $157,650.  Those investors consisted of Prospector Capital, Inc., Hangar Development Company, John Overturf, Jr., Stephen Calandrella and Rockies Fund, Inc.  Those loans accrued interest at the rate of 12% per annum and were unsecured.  In July, 2006, $115,000 was paid from proceeds of the common stock offering completed in January 2006, with the remaining principal balances totaling $45,650 together with accrued interest of $22,522 was converted into an aggregate of 82,650 shares of common stock.  The debt was converted and the securities issued without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Act contained in Section 4(2).

Stock for Services

Effective July 1, 2006, the Company issued an aggregate of 35,000 shares to four persons, valued at $0.90 per share.  Among those receiving stock for services were Gregory A. Bloom, who received 10,000 shares; and, Gina Garcia-Shaw, who received 10,000 shares.  The other two persons were not affiliated with the Company.

Registered Intrastate Offering

During the year ended December 31, 2006, Imagine Holding completed an offering of common stock pursuant to a limited offering registration with the Colorado Division of Securities.  The shares offered were exempt from registration requirements under Section 3(b) of the Securities Act.  Pursuant to the Offering, the Company sold an aggregate of 300,000 shares of common stock for total gross Offering proceeds of $300,000.

From the proceeds of the Offering, the Company repaid debt to the following note holders:

Rockies Fund, Inc.	$18,700
Prospector Capital	$45,300
Hangar Development Company	$13,500
John Overturf, Jr.	$30,000
Stephen Calandrella	$ 7,500

Concurrently with the foregoing debt repayment, the note holders converted principal of $45,650 and accrued interest in the aggregate amount of $22,522 into shares of common stock at a price of $0.825 per share.

Security Ownership of Management and Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock by:

*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table sets forth our stock ownership as of June 1, 2008 , assuming the completion of the spin-off of our shares to the Imagine Holding shareholders.  Each person has sole voting and investment power with respect to the shares shown, except as noted.

Amount and Nature of Beneficial Ownership

Name and Address	After Spin-off
of Beneficial Owner(1)	Number		Percent(2)

Gregory A. Bloom	60,000		6.04

Leonard Nacht 295 Main Street Ruby Building # 210 Edwards, CO 81632	100,000		10.07

Gina Garcia-Shaw 7750 N. Union # 201 Colorado Springs, CO 80920	1 45 ,000	(8)	14.6

Ferny Meadows, Inc. 295 Main Street Ruby Building # 210 Edwards, CO 81632	70,000	(3)	7.05

Golden Peak Capital, Inc.	75,000	(4)	7.55

Webquest, Inc. 7750 N. Union # 201 Colorado Springs, CO 80920	135,000	(5)	13.60

Hangar Development Company 7750 N. Union # 201 Colorado Springs, CO 80920	128,000	(6)	12.89

Prospector Capital 7750 N. Union # 201 Colorado Springs, CO 80920	122,950	(7)	12.39
Harlan Munn 5758 Singletree Lane Parker, Colorado 80134	500		0.05

Mark Allen 6737 West Lakeside Drive Littleton, CO 80125	0		0

All officers and directors as a group (three persons)	60,500		6.09%

____________________________

(1)	Unless otherwise stated, address is 1150 Sherman Street # 307, Denver, CO 80203
(2)

Percentages calculated based upon 992,650 shares issued and outstanding. Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options or warrants if those options or warrants are exercisable within 60 days of the date of this prospectus.  In calculating percentage ownership, we calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

(3)	Ferny Meadows, Inc. is owned and controlled by Lynn Nacht.
(4)	Golden Peak Capital, Inc., is owned and controlled by Robert Hoffman.
(5)	Webquest, Inc., is owned and controlled by Gina Garcia-Shaw
(6)	Hangar Development Company is owned and controlled by John Overturf, Jr.
(7)	Prospector Capital is owned and controlled 50% by John Overturf, Jr. and 50% by Dorothy Calandrella.
(8)	Includes 135,000 shares beneficially owned by Webquest, Inc., which is owned and controlled by Mrs. Garcia-Shaw.

Federal Income Tax Considerations

General

The following discusses U.S. federal income tax consequences of the spin-off transactions to Imagine Holding stockholders who hold Imagine Holding common stock as a capital asset.  The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to Imagine Holding stockholders who are subject to special treatment under U.S. federal income tax law.  Stockholders subject to special treatment include, for example:

*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold Guardian common stock as part of a hedge, straddle, conversion or constructive sale.

Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

Imagine stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws.  This is because under Section 355 of the Internal Revenue Code, one of the requirements under the

U.S. tax laws for the transaction to constitute a tax-free spin-off is that Imagine Holding would need to, as the distributing corporation, be engaged immediately after the distribution in the active conduct of a trade or business that has been actively conducted throughout the five year period immediately preceding the date of distribution.   As this is not the case, we believe that the distribution will not qualify as a tax-free distribution.

Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each Imagine Holding stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received.  This would result in:

*	a dividend to the extent paid out of Imagine Holding current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*

a reduction in your basis in Imagine Holding common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of Imagine Holding common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off.  If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date.  However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

Following completion of the distribution, information with respect to the allocation of tax basis among Imagine Holding and our common stock will be made available to the holders of Imagine Holding common stock.

The distribution of our common shares in the spin-off will be treated by Imagine Holding in the same manner as any other distribution of cash or property that Imagine Holding may make.  Imagine Holding will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that Imagine Holding distributes, over Imagine Holding’s tax basis in those shares.

Back-up Withholding Requirements

U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

A stockholder who does not supply Imagine with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S.  Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability.  Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption.  If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

Imagine Media’s common stock distributed to Imagine Media stockholders in the spin-off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of Imagine Media under Securities Act rules.  Persons who may be deemed to be affiliates of Imagine Media after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Imagine Media, such as our directors and executive officers.  Persons who are affiliates of Imagine Media generally will be permitted to sell their shares of Imagine Media common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply.  As a result, Imagine Media common stock received by Imagine Media affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with.

Description of Securities

We are authorized to issue up to 100,000,000 shares of $0.00001 par value common stock and 25,000,000 shares of $0.00001 par value preferred stock.  As of June 1, 2008, 992,650 shares of common stock and no shares of preferred stock were issued and outstanding.  Before the spin-off, we had a total of one stockholder of record.  Following the spin-off, we believe that there will be approximately 76 stockholders of record, based upon the number of record holders of Imagine Holding’s common shares as of the record date.  All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable.

Common Stock

Our authorized common stock consists of 100,000,000 shares of common stock

Each holder of common stock is entitled to one vote for each share held of record.  There is no right to cumulative voting of shares for the election of directors.  The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment.  Each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders.  The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of $0.00001 par value preferred stock.  Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors.  In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular.  Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	The rate of distribution,
*	The price at and the terms and conditions on which shares shall be redeemed,
*	The amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future.  As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock.  Our common stockholders have no redemption rights.  In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner.  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock.  The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado  80209.

Reports to Stockholders

We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants.  In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

The validity of the issuance of the shares we are offering will be passed upon for us by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

The consolidated financial statements of Imagine Media, Ltd., as of and for the years ended December 31, 200 7 and 2006 included herein and elsewhere in the Registration Statement have been audited by Cordovano and Honeck, LLP, independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement.  Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C.  Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms.  You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Commission a Registration Statement on Form S-1 to register the shares of our common stock to be distributed in the Spin-Off.  This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement.  For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

We are not currently subject to the informational filing requirements of the Exchange Act.  However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission.  We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission.  Your request for this information should be directed to our President, Gregory A. Bloom at our corporate office in Denver, CO.  You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

IMAGINE MEDIA, LTD.

And Subsidiary

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

PAGE

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets at March 31, 2008 (Unaudited) and December 31, 2007	F-4

Consolidated Statements of Operations for the three months ended March 31, 2008 (Unaudited) and 2007 (Unaudited) and for the years ended December 31, 2007 and 2006	F-5

Consolidated Statements of Changes in Shareholders' Equity (Deficit) from January 1, 200 6 through December 31, 200 7 and for the three months ended March 31, 2008 (Unaudited)	F-6

Consolidated Statements of Cash Flows for the three months ended March 31, 2007 (Unaudited) and 2006 (Unaudited) and for the years ended December 31, 2007 and 2006	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Imagine Media, Ltd. and subsidiary

We have audited the accompanying consolidated balance sheets of Imagine Media, Ltd. and its subsidiary as of December 31, 2007 and 2006, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2007 and 2006.   These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imagine Media, Ltd. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operations for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern.  The ultimate outcome of this uncertainty cannot presently be determined.  Accordingly, the accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Honeck LLP

Englewood, Colorado

May 9, 2008

Imagine Media, Ltd. and Subsidiary
Consolidated Balance Sheets
	March 31	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 2,263	$ 31,287
Trade receivables, net of allowance of $3,900 (unaudited) and $3,900, respectively	23,395	35,625
Total current assets	25,658	66,912
Equipment, net of accumulated depreciation of $3,047 (unaudited) and $2,905, respectively	365	508
Deposit	400	400
Total assets	$ 26,423	$ 67,820

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable:
Trade creditors	$ 49,841	$ 55,169
Related party (Note 2)	21,000	18,000
Other accrued expenses	2,810	2,810
Total current liabilities	73,651	75,979
Commitments (Note 4)	-	-
Shareholders’ equity (Notes 1 and 3):
Common stock , $.00001 par value. Authorized 100,000,000 shares, issued and outstanding 992,650 (unaudited) shares and 992,650
Shares respectively	10	10
Additional paid-in capital	360,280	360,280
Retained deficit	(407,518)	(368,449)
Total shareholders' deficit	(47,228)	(8,159)
Total liabilities and shareholders' deficit	$ 26,423	$ 67,820

See accompanying notes to the consolidated financial statements

Imagine Media, Ltd. and Subsidiary
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Net sales and gross revenues:
Advertising sales, net of discount of $19,850 (unaudited),
$21,950 (unaudited), $110,325 and $74,406, respectively	$ 30,450	$ 39,200	$ 169,750	$ 156,019
Barter revenues (Note 1)	9,150	10,300	46,325	39,664
Total sales and revenues	39,600	49,500	216,075	195,683

Operating expenses:
Editorial, production and circulation	29,542	19,704	120,275	114,551
Barter expense (Note 1)	9,150	10,300	46,325	39,664
Selling, general and administrative	39,977	24,411	142,842	185,585
Total operating expenses	78,669	54,415	309,442	339,800

Loss from operations	(39,069)	(4,915)	(93,367)	(144,117)
Other income (expense):
Interest income	-	1,231	1,231	3,745
Interest expense	-	-	-	(2,688)
Loss before income taxes	(39,069)	(3,684)	(92,136)	(143,060)
Income tax provision	-	-
Net loss	$ (39,069)	$ (3,684)	$ (92,136)	$ (143,060)
Basic and diluted loss per share	$ (0.04)	$ (0.00)	$ (0.09)	$ (0.15)
Weighted average common shares outstanding	992,650	992,650	992,650	933,825

See accompanying notes to the consolidated financial statements

Imagine Media, Ltd. and Subsidiary
Consolidated Statement of Changes in Shareholders' Equity (Deficit)

			Additional paid-in capital	Shareholders' receivable	Retained deficit	Total
	Common Stock
	Shares	Par Value *
Balance at December 31, 2006	992,650	10	360,280	-	(276,313)	83,977
Net loss					(92,136)	(92,136)
Balance at December 31, 2007	992,650	$ 10	$ 360,280	$ -	$ (368,449)	$ (8,159)
Net loss (Unaudited)					(39,069)	(39,069)
Balance at March 31, 2008 (Unaudited)	992,650	$ 10	$ 360,280	$ -	$ (407,518)	$ (47,228)

*Restated see Note 1

See accompanying notes to the consolidated financial statements

Imagine Media, Ltd. and Subsidiary
Consolidated Statements of Cash Flows

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$ (39,069)	$ (3,683)	$ (92,136)	$ (143,060)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	142	327	818	535
Stock based compensation	-	-	-	49,180
Bad debt provision	-	35	3,130	800
Changes in assets and liabilities:
Receivables	12,230	(3,837)	(27,610)	14,654
Other assets	-	-	1,200	21,805
Accounts payable	(2,327)	(4,103)	27,564	11,643
Accrued expenses	-	-	-	734
Deferred revenue	-	-	-	(9,990)
Net cash used in operating activities	(29,024)	(11,261)	(87,034)	(53,699)
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	-	-	-	270,560
Proceeds from related party advances	-	-	-	15,000
Repayments on related party advances	-	-	-	(15,000)
Repayments on long-term debt	-	-	-	(100,000)
Net cash provided by financing activities	-	-	-	170,560
Net change in cash and cash equivalents	(29,024)	(11,261)	(87,034)	116,861
Cash and equivalents:
Beginning of year	31,287	118,321	118,321	1,460
End of period	$ 2,263	$ 107,060	$ 31,287	$ 118,321
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$ -	$ -	$ -	$ -
Interest	$ -	$ -	$ -	$ -
Noncash investing and financing transactions:
Related party debt converted to common stock	$ -	$ -	$ -	$ 45,650
Accrued interest converted to common stock	$ -	$ -	$ -	$ 22,520

See accompanying notes to the consolidated financial statements

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

Organization and Basis of Presentation

Upon effectiveness of a Registration Statement filed with the SEC by Imagine Media, Ltd. ("Media"), Imagine Holdings Corp. (“Holdings”) will have completed the spin-off of its magazine business to its shareholders of record as of August 23, 2007.  The transaction was effected by the issuance of 992,650 shares of Media $0.00001 par value common stock to Holdings in exchange for certain assets, subject to liabilities, of Holdings, consisting primarily of its 60 percent of the issued and outstanding common stock of Imagine Operations, Inc. (“Operations”).

As a result of the spin-off, the Company’s common stock par value changed from $.001 to $.00001.  Shares issued prior to August 23, 2007 have been retroactively restated to reflect the new par value.

Media, is incorporated in the State of Delaware, and publishes Image Magazine, a Denver, Colorado monthly guide and entertainment source.  The magazine covers nightlife, music, style, food and art and sells advertising to businesses within such genres.  The magazine is a pocket-sized, full color and glossy assemblage of information distributed at nearly 500 establishments.

The spin-off is accounted for based on recorded amounts and for accounting purposes, Media is considered to be the acquirer of Operations and Holdings is its predecessor (see also “principles of consolidation” below.)

Holdings’ shareholders retained their Holdings common shares and, after the spin-off, will receive one (1) share of the common stock of Media for each share of Holdings common stock held.  Immediately following the spin-off, Holdings’ shareholders will own approximately 100 percent of Media’s common stock and Media will own 60 percent of Operations.  Certain Holdings shareholders also hold the remaining 40 percent. Thus, there is no non-controlling interest reflected in the accompanying consolidated financial statements.  The Media common stock transferred to Holdings is being held in trust for distribution to the Holdings shareholders. Under the terms of the Trust, all of the Media spin-off shares are being held by the Trust until such time as the Registration Statement is effective and the spin-off distribution is complete.

Principles of Consolidation

The consolidated financial statements include the accounts of Media and its wholly-owned subsidiary, Operations, after elimination of inter-company balances and transactions.  The historical financial statements included in the accompanying consolidated financial statements are those of Holdings (the predecessor entity) prior to August 23, 2007 and Media subsequent to August 23, 2007.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has incurred operating losses since inception, has used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant reconfiguration of its operations to sustain its operations for the foreseeable future.  These factors, among others, may indicate that the Company will be unable to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet obligations on a timely basis and ultimately to attain profitability.  The Company has obtained working capital through equity offerings and management plans to obtain additional funding through equity or debt financings in the future.  Certain affiliates and insiders have funded the Company’s operations with working capital advances in the past; however, no affiliates, directors, officers or shareholders have committed to fund the Company’s operations or to make loans or other financing arrangements available to the Company.  There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Accounts Receivable

The allowance for doubtful accounts is based on an assessment of the collectibility of customer accounts. We review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer's ability to pay.  The allowance for doubtful accounts as of March 31, 2008 and December 31, 2007 was $3,900.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years.  Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.  Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the three months ended March 31 2008 and 2007, depreciation expense amounted to $142 and $327, respectively.  For the years ended December 31, 2007 and 2006, depreciation expense amounted to $818 and $535, respectively.

Long-Lived Assets

Long-lived assets consist of property and equipment. Whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable, we estimate the future cash flows, undiscounted and without interest charges, expected to result from the use of those assets and their eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Income Taxes

Holdings maintained a full valuation allowance on its net deferred tax assets as of December 31 2007 and 2006. The valuation allowance was determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes , or SFAS No. 109, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable; such assessment is required on a jurisdiction by jurisdiction basis. Expected future losses represented sufficient negative evidence under SFAS No. 109 and accordingly, a full valuation allowance was recorded against deferred tax assets. A full valuation allowance on the deferred tax assets will be maintained until sufficient positive evidence exists to support reversal of the valuation allowance.

The tax provision was $-0- and $-0- on a pre-tax loss of $92,136 and 143,060 for the years ended December 31, 2007 and 2006, respectively.

In June 2006, the FASB issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the law is uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns.  FIN 48 is effective for fiscal years beginning after December 15, 2006 and has no current applicability to the financial statements. The adoption of FIN 48 did not have a material impact on the financial statements.

Revenue Recognition

Magazine advertising revenues are recorded upon distribution of the magazines to establishments and are stated net of cash and sales discounts. Allowances for estimated bad debts are provided based upon historical experience. Amounts received in advance are deferred and recognized in the month of advertisement. Deferred revenues totaled $-0- at March 31, 2008 and December 31, 2007.

In addition, the Company accounts for advertising barter transactions in accordance with the

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Emerging Issues Task Force ("EITF") consensus on Accounting for Advertising Barter Transactions (EITF 99-17) ..   EITF 99-17 provides guidance on recognizing revenues and expenses at fair value of the advertising surrendered in the transactions, provided the fair value is determinable based on the entity’s own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transactions.  Barter revenue amounted to $9,150 and $10,300 for the three months ended March 31, 2008 and 2007, respectively. Barter revenue amounted to $46,325 and $39,664 for the years ended December 31, 2007 and 2006, respectively.

Advertising Costs

All advertising costs are expenses as incurred. Advertising costs totaled $235 and $-0- for the three months ended March 31, 2008 and 2007, respectively.  Advertising costs totaled $1,178 and $8,240 for the years ended December 31, 2007 and 2006, respectively.

Financial Instruments

All highly liquid investments with original maturities of three months or less when acquired are considered as cash equivalents.

The carrying amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are considered to approximate fair values based upon the short maturities of those financial instruments.

Financial instruments that are potentially subject to concentrations of credit risks comprise, principally, cash, cash equivalents and trade accounts receivable. Excess cash is invested in accordance with our investment policy, which has been approved by our Board of Directors and reviewed periodically. We perform credit evaluations of new advertisers and require those without positive, established histories to pay in advance. Otherwise, we do not require collateral of our customers, and maintain allowances for potential credit losses.

Stock-based Compensation

Prior to January 1, 2006, stock-based compensation was accounted for using the intrinsic value method prescribed in Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees , or APB No. 25 and related interpretations. Compensation expense for stock options was recognized ratably over the vesting period.

Effective January 1, 2006, the fair value recognition provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, Share-Based Payment , or SFAS No. 123(R) using the modified prospective application method was adopted. Under this transition method, compensation cost recognized in the year ended December 31, 2006, includes the applicable amounts of: (a) compensation cost of all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(b) compensation cost for all stock-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R).

Loss per Common Share

SFAS 128, Earnings per Share , requires presentation of “basic” and “diluted” earnings per share on the face of the statements of operations for all entities with complex capital structures. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period.  Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

At December 31, 2006, 60,000 outstanding stock options were excluded from the weighted average share calculation because they would be anti-dilutive.  For all other periods presented, no potentially dilutive securities were recorded on the Company’s books.

New Accounting Standards

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value. The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of SFAS No. 159.

(2)   Related Party Transactions

During 2006, certain affiliates and Holdings’ shareholders loaned the Company $15,000 at 12 percent for working capital purposes.

Indebtedness to related parties totaling $115,000 was retired in 2006.

In July 2006, Holdings issued 82,650 unregistered shares of its common stock to related affiliates and shareholders valued at fair value, or $74,369, to retire $68,170 in debt and interest and recorded the resulting loss from the debt restructuring ($6,199) as a capital transaction.

In July 2006, Holdings issued 10,000 unregistered shares of its common stock to its President in exchange for services.  The restricted shares were recorded at fair value, or $9,000.

During the years ended December 31, 2006 and 2007, an affiliate provided administrative functions at the rate of $1,000 per month.  The monthly estimate was determined by comparing the level of effort

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

to the cost of similar labor in the local market.  General and administrative expense of $3,000 was recorded during each of the three months ended March 31, 2008 and 2007.  General and administrative expense of $12,000 was recorded during each of the years ended December 31, 2007 and 2006.  The amounts payable to the affiliate are $21,000 and $18,000 at March 31, 2008 and December 31, 2007, respectively, and are recorded as related party accounts payable.

(3)  Equity

Common stock

During the year ended December 31, 2006, Holdings completed an offering of its $.001 par value common stock pursuant to a limited offering registration with the Colorado Division of Securities.  The offering commenced on July 20, 2005 and closed on January 12, 2006.  The shares offered were exempt from registration requirements under Section 3(b) of the Securities Act of 1933.  The offering price of the common stock was $1.00 per share and was offered on an “all or nothing” basis, whereby the minimum proceeds of $150,000 was required be sold or the monies were to be returned to investors.  Proceeds from the sale totaling $267,562, net of offering costs of $32,438 were deposited into an escrow account until such time the minimum proceeds were realized.

On July 7, 2006 Holdings issued 25,000 restricted shares of its common stock in exchange for consulting services valued by the Board of Directors at a fair value, or $22,500.  Share-based compensation in the amount of $22,500 was recognized in 2006.

Stock options

In May 26, 2006 Holdings’ Board of Directors unanimously approved the granting of stock options of 10,000 common shares to each of its two directors, who were acting in their capacity as directors.  The options were vested and exercisable as of the date of the grant and expire in three years.  All 20,000 options were exercisable at $1.00 per share.  The options were valued at $0.884 per share, or $17,680, in accordance with SFAS 123(R), which is reflected on the accompanying financial statements as share-based compensation.  Because of a lack of available trading history of Holdings’ common stock, the historical volatility of a peer group was utilized as we believe it is more reflective of market conditions and a better indicator of volatility.  If we determined that another method used to estimate expected volatility was more reasonable than our current methods, or if another method for calculating these input assumptions was prescribed by authoritative guidance, the fair value calculated for share-based awards could change significantly. Higher volatility and longer expected lives result in an increase to share-based compensation determined at the date of grant. The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.94%
Dividend yield	0.00%
Volatility factor	177.25%

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Weighted average expected life	3.00 years

Stock options outstanding and/or exercisable as of December 31, 2007 and December 31, 2006 are summarized below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	40,000	$1.00	1.08 years	—
Granted	20,000	1.00	1.67 years	—
Outstanding at December 31, 2006	60,000	1.00	1.28 years	—
Retained by Holdings*	(60,000)	—		—
Outstanding at March 31, 2008 and December 31, 2007	-0-			$ —
Exercisable at March 31, 2008 and December 31, 2007	-0-	$ -0-		$ —

* All outstanding stock options were retained by Holdings in the spin-off.

Total unrecognized compensation expense from stock options was $-0-.

(4)   Commitments

Operations entered into a one year noncancellable operating lease for office space on November 1, 2006.  Under the terms of the lease, the Company will pay $400 cash and provide monthly advertising to the landlord, valued by management $700.  In December 2007, the lease was renewed until December 1, 2008, under the same terms.  The future minimum lease payments for the year ended December 31, 2008 in cash and barter advertising services totaled $12,100.

Rent expense of $1,200 and $(400) was incurred or credited, respectively, during the three months ended March 31, 2008 and 2007.  Rent expense of $13,200 and $12,527 was incurred during the years ended December 31, 2007 and 2006, respectively.

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(5)   Income taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	December 31,
	2007	2006
U.S. federal statutory graduated rate	15.00%	15.00%
State income tax rate,
net of federal benefit	3.94%	3.94%
Permanent difference	0.00%	0.00%
Net operating loss for which no tax
benefit is currently available.	-18.94%	-18.94%
	0.00%	0.00%

At December 31, 2007, deferred tax assets consisted of a net tax asset of $76,214, due to operating loss carry forwards of $402,397, of which $237,442 is attributed to the historical operations of the magazine, which was fully allowed for, in the valuation allowance of $76,214.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The changes in the valuation allowance for the year ended December 31, 2007 was $17,344.  Net operating loss carryforwards will expire through 2027.  The value of these carryforwards depends on the ability of Holdings to generate taxable income.

At December 31, 2006, deferred tax assets consisted of a net tax asset of $58,870, due to operating loss carry forwards of $310,826, of which $194,423 is attributed to the historical operations of the magazine, which was fully allowed for, in the valuation allowance of $58,870.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The changes in the valuation allowance for the year ended December 31, 2006 was $26,975.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

(6)   Other - Trademark

The Company has recently learned that a third party in Orange County, CA  publishes a regional magazine under the name “Image Magazine.”  The publisher of the California-based Image Magazine has registered the trademark “Image Magazine” with the Unites States Patent and Trademark Office, which trademark registration was issued in 2006, and also owns and uses the domain name “imagemagazine.com”    Preliminary contact with the principals of the California-based magazine has been made in an effort to resolve our conflicting uses of the same trademark and have agreed in principle to resolve the matter through the execution of a trademark license; however, no assurance can be given that such a license can be finalized.    Should efforts to resolve this trademark conflict

IMAGINE MEDIA LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

not be successfully resolved, the Company would have to rebrand the magazine altogether and forfeit all of the goodwill which has been developed over the years in connection with the magazine.  This would result in substantial economic losses.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Imagine Media, Ltd.

Spin-Off of 992,650 Shares of Common Stock by Imagine Media Holdings, Inc.

June ____, 2008

Until ___________, 2008 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus.  Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

	Page

Prospectus Summary	3
Questions and Answers	4
Forward-Looking Statements	6
Risk Factors	8
Spin-Off and Plan of Distribution	18
Capitalization	21
Certain Market Information	22	PROSPECTUS
Selected Financial Data	24
Management Discussion	25
Business	31
Management	36	___________, 2008
Certain Transactions	41
Principal Stockholders	43
Federal Income Tax Considerations	4 9
Description of Securities	52
Legal Matters	53
Experts	53
Available Information	53
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Delaware corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Delaware corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Delaware law.  Our bylaws set forth the procedures that must be followed in order for directors and officers to receive indemnity payments from us.

Item 25.    Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

SEC Filing Fee	$ 100
Printing Expenses	500
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	35,000
Blue Sky Fees and Expenses	100
Registrar and Transfer Agent Fee	1,500
Miscellaneous	2,800

Total	$ 65,000

Item 26.    Recent Sales of Unregistered Securities.

1.      In August, 2007, we issued 992,650 shares of common stock to Imagine Holdings , a parent holding company,  in consideration of its 60% equity interest in Imagine Operations.  The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration in reliance upon the exemption provided in Section 4(2) of the Securities Act.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

	Ex. No.	Title
* *	3.1	Certificate of Incorporation filed August 10, 2007
* *	3.2	Bylaws
* *	4.1	Specimen Common Stock Certificate
* *	5.0	Opinion of Clifford L. Neuman, P.C.
* *	9.1	Spin-off Trust Agreement dated August 10, 2007
* *	10.1	Form of Work For Hire Agreement
* *	10.2	Assignment and Assumption Agreement dated August 23, 2007
* *	21.0	List of Subsidiaries
* *	23.1	Consent of Clifford L. Neuman, P.C. (included in Exhibit 5.0)
*	23.2	Consent of Cordovano and Honeck, LLP

*    filed herewith.

**  Incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 333-148966, on file with the Commission January 31, 2008.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned  issuer to the purchaser.

(2) The  issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(4)  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)  The undersigned registrant hereby undertakes that:

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 4249b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2 and authorized this this Pre-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Denver, state of Colorado, on the   16th day of June, 2008.

Imagine Media, Ltd.
a Delaware corporation

By: /s/ Gregory A. Bloom
Gregory A. Bloom, President, CEO, CFO and Director

  POWER OF ATTORNEY

       Each of the undersigned officers and directors of Imagine Media, Ltd., hereby constitutes and appoints Gregory A. Bloom, President, Chief Executive Officer, Chief Financial Officer and Director of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this  Pre-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this this Pre-Effective Amendment No. 1 on Form S-1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities with Imagine Media, Ltd. and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Bloom _ Gregory A. Bloom	President, CEO, CFO and Director (Principal Executive Officer, Principal Financial Officer and Principal Accountant, Officer)	June 16, 2008

/s/ Harlan B. Munn__ Harlan B. Munn	Director	June 18, 2008

/s/ Mark Allen____ ___ Mark Allen	Director	June 18 2008